Exhibit 3.1

February 24, 2003

Salomon Smith Barney Inc.

Unit Trust Department

300 1st Stamford Place, 4th Floor

Stamford, Connecticut 06902

Re:	Equity Focus Trusts—Trilogy Advisors Baby Boom Economy Portfolio, 2003 Series A and Trilogy Advisors Global Communications Portfolio, 2003 Series A

Dear Sirs:

We have acted as special counsel for Smith Barney Inc. as Depositor, Sponsor and Principal Underwriter (the “Depositor”) of Equity Focus Trusts—Trilogy Advisors Baby Boom Economy Portfolio, 2003 Series A and Trilogy Advisors Global Communications Portfolio, 2003 Series A (the “Trusts”) in connection with the deposit of securities (the “Securities”) therein pursuant to the Trust Agreements referred to below, by which the Trusts were created and under which the units of fractional undivided interest (the “Units”) have been issued. Pursuant to the Trust Agreements the Depositor has transferred to the Trusts certain securities and contracts to purchase certain securities together with irrevocable letters of credit to be held by the Trustees upon the terms and conditions set forth in the Trust Agreement. (All securities to be acquired by the Trusts are collectively referred to as the “Securities”.)

In connection with our representation, we have examined the originals or certified copies of the following documents relating to the creation of the Trusts, the deposit of the Securities and the issuance and sale of the Units: (a) the Standard Terms and Condition of Trust dated March 14, 2000, and the Reference Trust Indentures of even date herewith relating to the Trusts (collectively, the “Trust Agreements”) between the Depositor and The

Salomon Smith Barney Inc.

February 24, 2003

Bank of New York, as Trustee; (b) the Closing Memorandum relating to the deposit of the Securities in the Trusts; (c) the Notification of Registration on Form N-8A and the Registration Statements on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission “the (Commission”) pursuant to the Investment Company Act of 1940 (the “1940 Act”); (d) the Registration Statements on Form S-6 (Registration Nos. 333-102732 and 333-101144) filed with the Commission pursuant to the Securities Act of 1933 (the “1933 Act”), and all Amendments thereto (said Registration Statements, as amended by said Amendment(s) being herein called the “Registration Statement”); (e) the proposed form of final prospectus (the “Prospectus”) relating to the Units, which is expected to be filed with the Commission on or about February 25, 2003; (f) resolutions of the Executive Committees of the Depositor authorizing the execution and delivery by the Depositor of the Trusts Agreements and the consummation of the transactions contemplated thereby; (g) the Certificate of Incorporation, as amended, and By-laws of the Depositor, each certified to by an authorized officer of the Depositor as of a recent date; (h) a certificate of an authorized officer of the Depositor with respect to certain factual matters contained therein (“Officers Certificate”); and (i) certificates or telegrams of public officials as to matters set forth upon therein.

We have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

Where matters are stated to be “to the best of our knowledge” or “known to us,” our knowledge is limited to the actual knowledge of those attorneys in our office who have performed services for the Trusts, their review of documents provided to us by the Depositor in connection with this engagement and inquiries of officers of the Depositor, the results of which are reflected in the Officers Certificate. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied. We have not reviewed the financial statements, compilation of the Securities held by the Trusts, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which we understand you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus. In addition, we have made no specific inquiry as to whether any stop order or investigatory proceedings have been commenced with respect to the Registration Statement or the Depositor nor have we reviewed court or governmental agency dockets.

Salomon Smith Barney Inc.

February 24, 2003

Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors’ rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of federal law. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinions expressed herein under applicable conflicts of law principles, rules or regulations or otherwise.

Based on and subject to the foregoing, we are of the opinion that:

(1) The Trust Agreements have been duly authorized and executed and delivered by an authorized officer of the Depositor and are valid and binding obligations of the Depositor in accordance with their terms.

(2) The registration of the Units on the registration books of the Trusts by the Trustee has been duly authorized by the Depositor in accordance with the provisions of the Trust Agreements and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trusts, and will be entitled to the benefits of the Trust Agreements. Upon payment of the consideration for the Units as provided in the Trust Agreements and the Registration Statement, the Units will be fully paid and non-assessable by the Trusts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings “Taxes” and “Miscellaneous—Legal Opinion”. This opinion is intended solely for the benefit of the addressee in connection with the issuance of the Units of the Trusts and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
Paul, Hastings, Janofsky & Walker LLP